       As filed with the Securities and Exchange Commission on February 2, 2001
                                                 Registration No. 333-40043

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                        LATTICE SEMICONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

              DELAWARE                                  93-0835214
  (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NUMBER)


                              5555 N.E. MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 268-8000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                                STEPHEN A. SKAGGS
                             CHIEF FINANCIAL OFFICER
                        LATTICE SEMICONDUCTOR CORPORATION
                              5555 N.E. MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 268-8000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------

                                    COPY TO:
                               JOHN A. FORE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300

                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2001

                             PRELIMINARY PROSPECTUS

                        LATTICE SEMICONDUCTOR CORPORATION

                                 206,200 SHARES

                                  COMMON STOCK

                             ----------------------

         This prospectus relates to 206,200 shares of common stock, $0.01 par value, of Lattice Semiconductor Corporation that are issuable upon exercise of a warrant granted to Bain & Company, Inc., the selling stockholder identified in this prospectus. The selling stockholder is offering all of the shares to be sold in the offering. Lattice will not receive any of the proceeds from the offering.

         Lattice Semiconductor Corporation's Common Stock is traded on the Nasdaq National Market under the symbol "LSCC." On February 1, 2001, the last reported sale price for the Common Stock on the Nasdaq National Market was $26.25 per share.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT RISK FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------







                The date of this prospectus is February___, 2001.

================================================================================

                                TABLE OF CONTENTS

                                                                                                            PAGE
RECENT DEVELOPMENTS..........................................................................................3


RISK FACTORS.................................................................................................3


YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN......................9


USE OF PROCEEDS.............................................................................................10


SELECTED CONSOLIDATED FINANCIAL DATA........................................................................10


PRICE RANGE OF COMMON STOCK.................................................................................11


DIVIDEND POLICY.............................................................................................12


PLAN OF DISTRIBUTION........................................................................................12


OFFICES AND PLACE OF INCORPORATION..........................................................................12


VALIDITY OF COMMON STOCK....................................................................................12


EXPERTS.....................................................................................................12


WHERE YOU CAN FIND MORE INFORMATION.........................................................................12



================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                RECENT DEVELOPMENTS

     On January 18, 2001, we announced our financial results for the fourth quarter and year ended December 2000. For the year 2000, revenues were $567.8 million and net income was $167.9 million, or $1.47 per diluted share, including a one-time gain on foundry investments of $150.0 million or $0.77 per diluted share. Revenue for the fourth quarter was $150.8 million and net income for the quarter was $23.6 million, or $0.21 per diluted share.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE HARMED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE MAY BE UNSUCCESSFUL IN DEFINING, DEVELOPING OR SELLING NEW PRODUCTS REQUIRED TO MAINTAIN OR EXPAND OUR BUSINESS.

         As a semiconductor company, we operate in a dynamic environment marked by rapid product obsolescence. Our future success depends on our ability to introduce new or improved products that meet customer needs while achieving acceptable margins. If we fail to introduce these new products in a timely manner or these products fail to achieve market acceptance, our operating results would be harmed.

         The introduction of new products in a dynamic market environment presents significant business challenges. Product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technology developments.

         Our future revenue growth is dependent on market acceptance of our new product families and the continued market acceptance of our software development tools. The success of these products is dependent on a variety of specific technical factors including:

     -    successful product definition;

     -    timely and efficient completion of product design;

     - timely and efficient implementation of wafer manufacturing and assembly processes;

     -    product performance; and

     -    the quality and reliability of the product.

         If, due to these or other factors, our new products do not achieve market acceptance, our operating results would be harmed.

OUR WAFER SUPPLY MAY BE INTERRUPTED OR REDUCED, WHICH MAY RESULT IN A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE.

         We do not manufacture finished silicon wafers. Currently, all of our silicon wafers are manufactured by Seiko Epson in Japan, AMD in the United States and UMC in Taiwan. If Seiko Epson, through its U.S. affiliate Epson Electronics America, AMD or UMC significantly interrupts or reduces our wafer supply, our operating results could be harmed.

         In the past, we have experienced delays in obtaining wafers and in securing supply commitments from our foundries. At present, we anticipate that our supply commitments are adequate. However, these existing supply commitments may not be sufficient for us to satisfy customer demand in future periods.

Additionally, notwithstanding our supply commitments we may still have difficulty in obtaining wafer deliveries consistent with the supply commitments. We negotiate wafer prices and supply commitments from our suppliers on at least an annual basis. If any of Seiko Epson, Epson Electronics America, AMD or UMC were to reduce its supply commitment or increase its wafer prices, and we cannot find alternative sources of wafer supply, our operating results could be harmed.

         Many other factors that could disrupt our wafer supply are beyond our control. Worldwide manufacturing capacity for silicon wafers is limited and inelastic, we could be harmed by significant industry-wide increases in overall wafer demand or interruptions in wafer supply. Additionally, a future disruption of Seiko Epson's, AMD's or UMC's foundry operations as a result of a fire, earthquake or other natural disaster could disrupt our wafer supply and could harm our operating results.

OUR PRODUCTS MAY NOT BE COMPETITIVE IF WE ARE UNSUCCESSFUL IN MIGRATING OUR MANUFACTURING PROCESSES TO MORE ADVANCED TECHNOLOGIES.

         To develop new products and maintain the competitiveness of existing products, we need to migrate to more advanced wafer manufacturing processes that use larger wafer sizes and smaller device geometries. We also may need to use additional foundries. Because we depend upon foundries to provide their facilities and support for our process technology development, we may experience delays in the availability of advanced wafer manufacturing process technologies at existing or new wafer fabrication facilities. As a result, volume production of our advanced E(2)CMOS process technologies at the new fabs of Seiko Epson, UMC or future foundries may not be achieved. This could harm our operating results.

IF OUR FOUNDRY PARTNERS EXPERIENCE QUALITY OR YIELD PROBLEMS, WE MAY FACE A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE.

         We depend on our foundries to deliver reliable silicon wafers with acceptable yields in a timely manner. As is common in our industry, we have experienced wafer yield problems and delivery delays. If our foundries are unable to produce silicon wafers that meet our specifications, with acceptable yields, for a prolonged period, our operating results could be harmed.

         Substantially all of our revenue is derived from products based on a specialized silicon wafer manufacturing process technology called E(2)CMOS. The reliable manufacture of high performance E(2)CMOS semiconductor wafers is a complicated and technically demanding process requiring:

     -    a high degree of technical skill;

     -    state-of-the-art equipment;

     -    the absence of defects in the masks used to print circuits on a wafer;

     - the elimination of minute impurities and errors in each step of the fabrication process; and

     - effective cooperation between the wafer supplier and the circuit designer.

         As a result, our foundries may experience difficulties in achieving acceptable quality and yield levels when manufacturing our silicon wafers.

         IF OUR ASSEMBLY AND TEST SUBCONTRACTORS EXPERIENCE QUALITY OR YIELD PROBLEMS, WE MAY FACE A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE.

         We rely on subcontractors to assemble and test our devices with acceptable quality and yield levels. As is common in our industry, we have experienced quality and yield problems in the past. If we experience prolonged quality or yield problems in the future, our operating results could be harmed.

         The majority of our revenue is derived from semiconductor devices assembled in advanced packages. The assembly of advanced packages is a complex process requiring:

     -    a high degree of technical skill;

     -    state-of-the-art equipment;

     - the absence of defects in lead frames used to attach semiconductor devices to the package;

     - the elimination of raw material impurities and errors in each step of the process; and

     - effective cooperation between the assembly subcontractor and the device manufacturer.

         As a result, our subcontractors may experience difficulties in achieving acceptable quality and yield levels when assembling and testing our semiconductor devices.

DETERIORATION OF CONDITIONS IN ASIA MAY DISRUPT OUR EXISTING SUPPLY ARRANGEMENTS AND RESULT IN A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE.

         Two of our three silicon wafer suppliers operate fabs located in Asia. Our finished silicon wafers are assembled and tested by independent subcontractors located in Hong Kong, Malaysia, the Philippines, South Korea, Taiwan and Thailand. A prolonged interruption in our supply from any of these subcontractors could harm our operating results.

         Economic, financial, social and political conditions in Asia have historically been volatile. Financial difficulties, governmental actions or restrictions, prolonged work stoppages or any other difficulties experienced by our suppliers may disrupt our supply and could harm our operating results.

         Our wafer purchases from Seiko Epson are denominated in Japanese yen. The value of the dollar with respect to the yen fluctuates. Substantial deterioration of dollar-yen exchange rates could harm our operating results.

EXPORT SALES ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES AND MAY DECLINE IN THE FUTURE DUE TO ECONOMIC AND GOVERNMENTAL UNCERTAINTIES.

         Our export sales are affected by unique risks frequently associated with foreign economies including:

     -    changes in local economic conditions;

     -    exchange rate volatility;

     -    governmental controls and trade restrictions;

     - export license requirements and restrictions on the export of technology;

     -    political instability;

     -    changes in tax rates, tariffs or freight rates;

     -    interruptions in air transportation; and

     -    difficulties in staffing and managing foreign sales offices.

         For example, our export sales have historically been affected by regional economic crises. Significant changes in the economic climate in the foreign countries where we derive our export sales could harm our operating results.

OUR FUTURE QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND THEREFORE MAY FAIL TO MEET EXPECTATIONS.

         Our quarterly operating results have fluctuated and may continue to fluctuate. Consequently, our operating results may fail to meet the expectations of analysts and investors. As a result of industry conditions and the following specific factors, our quarterly operating results are more likely to fluctuate and are more difficult to predict than a typical non-technology company of our size and maturity:

     - general economic conditions in the countries where we sell our products;

     -    the timing of our and our competitors' new product introductions;

     -    product obsolescence;

     - the scheduling, rescheduling and cancellation of large orders by our customers;

     -    the cyclical nature of demand for our customers' products;

     - our ability to develop new process technologies and achieve volume production at the new fabs of Seiko Epson, UMC or at other foundries;

     -    changes in manufacturing yields;

     -    adverse movements in exchange rates, interest rates or tax rates; and

     - the availability of adequate supply commitments from our wafer foundries and assembly and test subcontractors.

         As a result of these factors, our past financial results are not necessarily a good predictor of our future results.

OUR STOCK PRICE MAY CONTINUE TO EXPERIENCE LARGE SHORT-TERM FLUCTUATIONS.

         In recent years, the price of our common stock has fluctuated greatly. These price fluctuations have been rapid and severe and have left investors little time to react. The price of our common stock may continue to fluctuate greatly in the future due to a variety of company specific factors, including:

     -    quarter-to-quarter variations in our operating results;

     - shortfalls in revenue or earnings from levels expected by securities analysts; and

     - announcements of technological innovations or new products by other companies.

                          RISKS RELATED TO OUR INDUSTRY

THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY MAY LIMIT OUR ABILITY TO INCREASE OR MAINTAIN REVENUE AND PROFIT LEVELS DURING FUTURE INDUSTRY DOWNTURNS.

         The semiconductor industry is cyclical. Our financial performance has been negatively affected by significant downturns in the semiconductor industry as a result of:

     - the cyclical nature of the demand for the products of semiconductor customers;

     -    general reductions in inventory levels by customers;

     -    excess production capacity; and

     -    accelerated declines in average selling prices.

When these or other conditions in the semiconductor industry occur, our operating results could be harmed.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY.

         The semiconductor industry is intensely competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources. If we are unable to compete successfully in this environment, our operating results could be harmed.

         The current level of competition in the programmable logic market is high and may increase as our market expands. We currently compete directly with companies that have licensed our products and technology or have developed similar products. We also compete indirectly with numerous semiconductor companies that offer products and solutions based on alternative technologies. These direct and indirect competitors are established multinational semiconductor companies as well as emerging companies. We also may experience significant competition from foreign companies in the future.

WE MAY FAIL TO RETAIN OR ATTRACT THE SPECIALIZED TECHNICAL AND MANAGEMENT PERSONNEL REQUIRED TO SUCCESSFULLY OPERATE OUR BUSINESS.

         To a greater degree than most non-technology companies or larger technology companies, our future success depends on our ability to attract and retain highly qualified technical and management personnel. As a mid-sized company, we are particularly dependent on a relatively small group of key employees. Competition for skilled technical and management employees is intense within our industry. As a result, we may be unable to retain our existing key technical and management personnel or attract additional qualified employees. If we are unable to retain existing key employees or hire new qualified employees, our operating results could be harmed.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR FINANCIAL RESULTS AND COMPETITIVE POSITION MAY SUFFER.

         Our success depends, in part, on our proprietary technology. However, we may fail to adequately protect this technology. As a result, we may lose our competitive position or face significant expense to protect or enforce our intellectual property rights.

         We intend to continue to protect our proprietary technology through patents, copyrights and trade secrets. Despite this intention, we may not be successful in achieving adequate protection. Claims allowed on any of our patents may not be sufficiently broad to protect our technology. Patents issued to us also may be challenged, invalidated or circumvented. Finally, our competitors may develop similar technology independently.

         Companies in the semiconductor industry vigorously pursue their intellectual property rights. If we become involved in protracted intellectual property disputes or litigation we may use substantial financial and management resources, which could harm our operating results.

         We may also be subject to future intellectual property claims or judgements. If these were to occur, we may not be able to obtain a license on favorable terms or without our operating results being harmed.

       YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE
                              INHERENTLY UNCERTAIN

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. We use words or phrases such as "anticipate," "estimate," "plans," "project," "continuing," "ongoing," "expect," "management believes," "we believe," "we intend" and similar words or phrases to identify forward-looking statements.

         Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause our actual results to differ materially from the forward-looking statements are:

     -    delay in product or technology development;

     -    change in economic conditions of the various markets we serve;

     -    lack of market acceptance or demand for our new products;

     -    dependencies on silicon wafer suppliers and semiconductor assemblers;

     -    the impact of competitive products and pricing;

     -    opportunities or acquisitions that we pursue; and

     -    the availability and terms of financing.

         You should not unduly rely on forward-looking statements because our actual results could materially differ from those expressed in any forward-looking statements made by us. Further, any forward-looking statement applies only as of the date on which it is made. We are not required to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         The proceeds received by us upon exercise of the warrant held by the selling stockholder will be used for general working capital purposes. The selling stockholder will receive all of the proceeds from the shares to be sold in this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated herein by reference. Our fiscal year ends on the Saturday closest to December 31 beginning in 1999. Prior thereto, our fiscal year ended on the Saturday closest to March 31. For convenience, fiscal period ends are identified as the end of the month closest to the fiscal period end. The consolidated statement of operations data for the fiscal years ended March 31, 1996, 1997, 1998, 1999 and the nine month fiscal period ended December 31, 1999 and the consolidated balance sheet data as of March 31, 1996, 1997, 1998, 1999 and December 31, 1999 are derived from the audited consolidated financial statements previously filed with the SEC. The consolidated statement of operations data for the nine months ended September 30, 1999 and 2000 are derived from our unaudited consolidated financial statements and include, in the opinion of management, all adjustments, including normal recurring adjustments and the non-recurring in-process research and development charge, relating to the Vantis acquisition, necessary to present fairly the financial information therein. Financial information includes the acquisition of Vantis Corporation on June 15, 1999 as further described in Notes to Consolidated Financial Statements incorporated by reference. These results are not necessarily indicative of the results that may be expected for the future periods. All per share data below has been adjusted to reflect two separate two-for-one stock splits effected in the form of stock dividends that were paid on September 16, 1999 and October 11, 2000.

                                                           YEAR ENDED                           NINE
                                                                                               MONTHS         NINE MONTHS ENDED
                                                                                                ENDED            (UNAUDITED)
                                                  ---------------------------------------     ----------     -------------------
                                                   MAR. 31,  MAR. 31, MAR. 31,  MAR. 31,       DEC. 31,      SEPT. 30,  SEPT. 30,
                                                     1996      1997     1998      1999           1999          1999       2000
                                                  ---------------------------------------     ----------     -------------------

CONSOLIDATED STATEMENT OF OPERATIONS DATA:                      (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

Revenue                                            $198,167 $204,089  $245,894  $200,072       $269,699      $208,499  $416,971

Costs and expenses:
   Cost of products sold                             82,216   83,736    98,883    78,440        108,687        83,395   160,660
   Research and development                          26,825   27,829    32,012    33,190         45,903        36,630    57,572
   Selling, general and administrative               31,323   33,558    39,934    36,818         50,676        40,714    60,157
   In-process research and development                ---      ---       ---       ---           89,003        89,003     ---
   Amortization of intangible assets                  ---      ---       ---       ---           45,780        25,291    61,210
                                                  ---------------------------------------     ----------     -------------------

      Total costs and expenses                      140,364  145,123   170,829   148,448        340,049       275,033   339,599
                                                  ---------------------------------------     ----------     -------------------

Income (loss) from operations                        57,803   58,966    75,065    51,624        (70,350)      (66,534)   77,372
Gain on appreciation of foundry investments(1)        ---      ---       ---       ---            ---           ---     149,960
Other income (expense), net                           5,442    8,712    10,643    10,668         (4,120)        1,020      (816)
                                                  ---------------------------------------     ----------     -------------------

Income (loss) before provision (benefit)
  for income taxes                                   63,245   67,678    85,708    62,292        (74,470)      (65,514)  226,516

Provision (benefit) for income taxes                 21,461   22,673    29,141    20,246        (27,989)      (21,229)   82,252
                                                  ---------------------------------------     ----------     -------------------

Income (loss) before extraordinary item              41,784   45,005    56,567    42,046        (46,481)      (44,285)  144,264

Extraordinary item, net of income taxes(2)            ---      ---       ---       ---           (1,665)         ---      ---
                                                  ---------------------------------------     ----------     -------------------


                                                                YEAR ENDED                      NINE
                                                                                               MONTHS         NINE MONTHS ENDED
                                                                                               ENDED             (UNAUDITED)
                                                  ---------------------------------------     ----------     -------------------
                                                   MAR. 31,  MAR. 31, MAR. 31,  MAR. 31,       DEC. 31,      SEPT. 30,  SEPT. 30,
                                                     1996      1997     1998      1999           1999          1999       2000
                                                  ---------------------------------------     ----------     -------------------


Net income (loss)                                  $ 41,784 $ 45,005  $ 56,567  $ 42,046       $(48,146)     $(44,285) $144,264
                                                  ========= ========  ========  ========       ========      ========  ========
Basic income (loss) per share,
  before extraordinary item                        $   0.51 $   0.50  $   0.61  $   0.45       $  (0.49)     $  (0.47) $   1.44
                                                  ========= ========  ========  ========       ========      ========  ========

Diluted income (loss) per share,
  before extraordinary item                        $   0.50 $   0.49  $   0.59  $   0.44       $  (0.49)     $  (0.47) $   1.27
                                                  ========= ========  ========  ========       ========      ========  ========

Basic net income (loss) per share                  $   0.51 $   0.50  $   0.61  $   0.45       $  (0.50)     $  (0.47) $   1.44
                                                  ========= ========  ========  ========       ========      ========  ========


Diluted net income (loss) per share                $   0.50 $   0.49  $   0.59  $   0.44       $  (0.50)     $  (0.47) $   1.27
                                                  ========= ========  ========  ========       ========      ========  ========


Shares used in per share calculations:

Basic                                                81,308   89,840    92,956    93,948         95,428        94,742    99,960
Diluted                                              83,916   91,892    95,576    95,276         95,428        94,742   119,032

-----------------
(1) Includes the effects of a $150 million gain ($92.1 million after-tax) representing the appreciation of investments made in two Taiwanese semiconductor foundry companies. See Notes to Consolidated Financial Statements incorporated herein by reference.

(2) Represents after-tax effect of unamortized debt issuance costs related to early extinguishment of bank debt retired through issuance of convertible subordinated notes in October 1999. See Notes to Consolidated Financial Statements incorporated herein by reference.

                                                                   AS OF                                  AS OF
                                             -------------------------------------------------     -------------------
                                              MAR. 31,  MAR. 31, MAR. 31,  MAR. 31,  DEC. 31,      SEPT. 30,  SEPT. 30,
                                                1996      1997     1998      1999      1999          1999       2000
                                             -------------------------------------------------     -------------------
                                                                                                      (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:                                (IN THOUSANDS)

Cash, cash equivalents and short-term
  investments                                 $215,170 $228,647  $267,110  $319,434  $214,140      $135,274  $514,173
Working capital                                244,649  267,669   283,678   324,204   152,758        63,105   510,097
Total assets                                   342,935  403,462   489,066   540,896   916,155       830,815 1,326,967
Bank and Institutional Borrowings                ---      ---       ---       ---     260,000       220,000   260,000
Stockholders' equity                           298,768  360,491   434,686   483,734   482,773       465,241   861,669



                           PRICE RANGE OF COMMON STOCK

         The following table sets forth the range of high and low sale prices of our common stock for the indicated periods, as reported by the Nasdaq National Market, adjusted to reflect the two-for-one stock splits effected in September 1999 and October 2000. On February 1, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $26.25 per share. As of January 31, 2001, we had approximately 495 stockholders of record.

                                                                                               LOW             HIGH
                                                                                          ------------     ------------
Fiscal period ended December 31, 1999(1)
     First Quarter..................................................................      $    9.510       $    15.563
     Second Quarter.................................................................          13.469            17.310
     Third Quarter..................................................................          13.625            27.188

Fiscal year ending December 31, 2000
     First Quarter..................................................................          20.440            41.312
     Second Quarter.................................................................          25.750            41.688
     Third Quarter..................................................................          23.000            39.375
     Fourth Quarter.................................................................          15.000            29.625

Fiscal year ending December 29, 2001
     First Quarter (ending February 1, 2001)........................................          16.750            27.250

-----------------------
(1) On November 9, 1999, our Board of Directors approved a change in our accounting year from a fiscal year ending on the Saturday closest to March 31 to a fiscal year ending on the Saturday closest to December 31.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock. Our Board of Directors presently intends to retain all earnings for use in our business. Therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

                              PLAN OF DISTRIBUTION

         The selling stockholder may sell all or a portion of the shares from time to time on the Nasdaq National Market for its own account at prices prevailing in the public market at the times of such sales. The selling stockholder may also make private sales directly or through a broker or brokers, who may act as agent or as principal. The selling stockholder will pay all sales commissions and similar expenses related to the sale of the shares. We will pay all expenses related to the registration of the shares.

         The selling stockholder and any broker executing selling orders on behalf of the selling stockholder may be considered an "underwriter" under the Securities Act. As a result, commissions received by a broker may be treated as underwriting commissions under the Securities Act. Any broker-dealer participating as an agent in that kind of transaction may receive commissions from the selling stockholder and from any purchaser of shares.

                       OFFICES AND PLACE OF INCORPORATION

         Lattice was incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Our principal executive offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, and our telephone number at that location is (503) 268-8000.

                            VALIDITY OF COMMON STOCK

         The validity of the issuance of the common stock in this offering has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Larry W. Sonsini, one of our directors and a partner of Wilson Sonsini Goodrich & Rosati, beneficially owned 9,360 shares of our common stock at December 31, 2000, including 63,500 shares subject to options exercisable within 60 days of that date.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Transition Report on Form 10-K for the nine months ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC, in accordance with the Securities and Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's World Wide Web site HTTP://WWW.SEC.GOV.

         The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     - Our annual report on Form 10-K, as amended, for the transition period beginning April 4, 1999 and ended January 1, 2000, filed on March 30, 2000;

     - Our quarterly reports on Form 10-Q for the quarters ended April 1, 2000, July 1, 2000 and September 30, 2000, filed on May 15, 2000, July 20, 2000 and November 14, 2000, respectively;

     - Our current reports on Form 8-K filed on January 5, 2000, July 11, 2000 and August 4, 2000;

     - The description of our common stock contained in our registration statement on Form 8-A, filed on September 27, 1989, including any amendments or reports filed for the purpose of updating such description; and

     - All of our filings pursuant to the Securities Exchange Act of 1934 made after the date of the original filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Investor Relations Department
         Lattice Semiconductor Corporation
         5555 N.E. Moore Court
         Hillsboro, Oregon 97124-6421
         (503) 268-8000

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date on the front of this document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee......................................................................        $            859.17
Fees and expenses of counsel..............................................................                   7,500.00
Fees and expenses of accountants..........................................................                   2,500.00
Blue sky fees and expenses................................................................                   1,500.00
Miscellaneous.............................................................................                     300.00
                                                                                                            ---------
     Total................................................................................                  12,659.17
                                                                                                            =========

         Except for the SEC registration fee, all of the foregoing expenses have been estimated. All of the above expenses will be paid by Lattice.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Certificate of Incorporation (the "Certificate") limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for their conduct as a director. Our Bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law.

         Section 145 of the Delaware General Corporation Law ("Delaware Law") provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

         Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be permitted to foregoing provisions and agreements, the Registrant has been informed that in the opinion of the staff of the SEC such indemnification is against public policy as expressed in the Exchange Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.
                                  EXHIBIT INDEX

       EXHIBIT
       NUMBER                                  DESCRIPTION
    --------------         -------------------------------------------------------------------------------------
         4.1*              Form of Warrant to Purchase Shares of Common Stock dated May 13, 1997.
         5.1*              Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the
                           Registrant.
        23.1               Consent of PricewaterhouseCoopers LLP, Independent Accountants.
        23.2*              Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the
                           Registrant  (included in Exhibit 5.1).
        24.1*              Power of attorney.

---------------------------
*  Previously filed.

ITEM 17.  UNDERTAKINGS.

         (a)      The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on this 1st day of February 2001.

                                     LATTICE SEMICONDUCTOR CORPORATION

                                     By: /s/ Stephen A. Skaggs
                                         --------------------------------------
                                         Stephen A. Skaggs
                                         Senior Vice President, Chief Financial
                                         Officer and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                 SIGNATURE                                      TITLE                                   DATE
                 ---------                                      -----                                   ----

                       *                          President, Chief Executive Officer
---------------------------------------------     (Principal Executive Officer) and Chairman       February 1, 2001
                 Cyrus Y. Tsui                    of the Board of Directors


           /s/ Stephen A. Skaggs                  Senior Vice President, Chief Financial
---------------------------------------------     Officer (Principal Financial Officer) and        February 1, 2001
               Stephen A. Skaggs                  Secretary



                       *                          Director                                         February 1, 2001
---------------------------------------------
                Mark O. Hatfield

                       *                          Director                                         February 1, 2001
---------------------------------------------
                Daniel S. Hauer

                       *                          Director                                         February 1, 2001
---------------------------------------------
                 Harry A. Merlo

                       *                          Director                                         February 1, 2001
---------------------------------------------
                Larry W. Sonsini

                                                  Director                                         February 1, 2001
---------------------------------------------
                  Soo Boon Koh


*By:   /s/ Stephen A. Skaggs
---------------------------------------------
       Stephen A. Skaggs,
       Attorney-in-Fact


                        LATTICE SEMICONDUCTOR CORPORATION
                       REGISTRATION STATEMENT ON FORM S-3
                                INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                                  DESCRIPTION
    --------------         -------------------------------------------------------------------------------------
         4.1*              Form of Warrant to Purchase Shares of Common Stock dated May 13, 1997.
         5.1*              Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the
                           Registrant.
        23.1               Consent of PricewaterhouseCoopers LLP, Independent Accountants.
        23.2*              Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the
                           Registrant  (included in Exhibit 5.1).
        24.1*              Power of attorney.

---------------------------
*  Previously filed.